EXHIBIT 10.1

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

Second Amendment, dated as of June 15, 2020 (this “Amendment”), to the Credit Agreement dated as of May 31, 2017 (as amended by that certain First Amendment to Credit Agreement, dated as of October 4, 2019, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARS.COM INC. (the “Borrower”), the SUBSIDIARY GUARANTORS party thereto, the lenders party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders and the Administrative Agent are parties to the Credit Agreement, and the Borrower has requested that the Credit Agreement be amended as set forth herein;

WHEREAS, as permitted by Section 10.02 of the Credit Agreement, the Required Lenders and the Administrative Agent are willing to agree to this Amendment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1.Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

SECTION 2.Amendment to the Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as set forth on Exhibit A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by blue double underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by red strike-through formatting.

SECTION 3.Conditions to Effectiveness. This Amendment shall become effective on June 15, 2020 (the “Effective Date”) upon satisfaction of each of the following conditions:

(a)The Administrative Agent shall have received executed signature pages hereto from the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Required Lenders.

(b)On and as of the Effective Date, after giving effect to this Amendment, (i) each of the representations and warranties set forth in the Credit Agreement and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Amendment is true and correct in all material respects and (iii) no Default or Event of Default shall have occurred and be continuing.  The Borrower’s execution hereof shall be deemed a certification as to the satisfaction of this condition (b).

(c)The Administrative Agent shall have received all fees required to be paid as separately agreed between the Borrower and the Administrative Agent, and all expenses required to be paid or reimbursed under Section 10.03(a) of the Credit Agreement for which invoices have been received by the Borrower at least two Business Days prior to the Effective Date.

1

(d) The Administrative Agent shall have received, for the account of each Required Lender that executes and delivers a signature page to this Amendment on or prior to 3:00 p.m. New York City time on June 11, 2020, on the Effective Date, a consent fee in an amount equal to 0.25% of the sum of such Required Lender’s Term Loan and Revolving Credit Commitment as of the Effective Date. Such fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(e)The Administrative Agent shall have received, (i) at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (ii) shall be deemed to be satisfied).

SECTION 4.Continuing Effect; No Other Amendments or Consents.

(a)Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendment provided for herein is limited to the specific sections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendment set forth herein, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)The Borrower agrees with respect to each Loan Document to which it is a party that all of its obligations and liabilities under such Loan Document shall remain in full force and effect on a continuous basis in accordance with the terms and conditions of such Loan Document after giving effect to this Amendment.

(c)The Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

SECTION 5.Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g., “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or

2

enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto and (iv) waives any claim against any Related Party of any Lender for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 6.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of page intentionally left blank.]

3

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARS.COM INC., as Borrower

By:	/s/ Jandy Tomy
Name: Jandy Tomy
Title: CFO

[Signature Page to Second Amendment to Credit Agreement]

SUBSIDIARY GUARANTORS:

CARS.COM, LLC

By:	/s/ Jandy Tomy
Name: Jandy Tomy
Title: CFO

DEALERRATER CANADA, LLC

By:	/s/ Jandy Tomy
Name: Jandy Tomy
Title: CFO

DEALERRATER.COM LLC

By:	/s/ Jandy Tomy
Name: Jandy Tomy
Title: CFO

DEALER INSPIRE, INC.

By:	/s/ Jandy Tomy
Name: Jandy Tomy
Title: CFO

[Signature Page to Second Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender and as a Lender

By:	/s/ Daniel Luby
Name: Daniel Luby
Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Paul Ingersoll
Name: Paul Ingersoll
Title: Director

[Signature Page to Second Amendment to Credit Agreement]

Fifth Third Bank, National Association, as a Lender

By:	/s/ Marisa Lake
Name: Marisa Lake
Title: AVP

[Signature Page to Second Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brian Adams
Name: Brian Adams
Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Charlie Trisiripisal
Name: Charlie Trisiripisal
Title: Duly Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement]

Citizens Bank, N.A. as a Lender

By:	/s/ Angela Reilly
Name: Angela Reilly
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Donna Benson
Name: Donna Benson
Title: Assistant Vice President

[Signature Page to Second Amendment to Credit Agreement]

TRUIST BANK, as successor by merger to SunTrust Bank, as a Lender

By:	/s/ Cynthia Burton
Name: Cynthia Burton
Title: Director

[Signature Page to Second Amendment to Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Christi K. Shaw
Name: Christi K. Shaw
Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]

BMO Harris Bank N.A., as a Lender

By:	/s/ L.M. Junior Del Brocco
Name: L.M. Junior Del Brocco
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Manuel Rubiano
Name: Manuel Rubiano
Title: Associate

[Signature Page to Second Amendment to Credit Agreement]

The Huntington National Bank, as a Lender

By:	/s/ Mark Zobel
Name: Mark Zobel
Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]

Exhibit A

[redline changed pages attached]

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

SECTION 1.01	Defined Terms	1
SECTION 1.02	Terms Generally	~~34~~35
SECTION 1.03	Accounting Terms; GAAP	~~34~~36
SECTION 1.04	Certain Calculations and Tests	~~35~~37
SECTION 1.05	Divisions	~~36~~38

ARTICLE II THE CREDITS		~~36~~38

SECTION 2.01	Term Commitments	~~36~~38
SECTION 2.02	Procedure for Term Loan Borrowing	~~36~~38
SECTION 2.03	Repayment of Term Loans	~~36~~38
SECTION 2.04	Revolving Credit Commitments	~~37~~39
SECTION 2.05	Loans and Borrowings	~~37~~39
SECTION 2.06	Requests for Revolving Credit Borrowings	~~38~~40
SECTION 2.07	Letters of Credit	~~39~~40
SECTION 2.08	Funding of Borrowings	~~42~~44
SECTION 2.09	Interest Elections	~~43~~45
SECTION 2.10	Termination and Reduction of the Commitments; Incremental Credit Extensions	~~44~~46
SECTION 2.11	Repayment of Revolving Credit Loans; Register; Evidence of Debt; Disqualified Lenders List	~~49~~51
SECTION 2.12	Prepayment of Loans	~~50~~52
SECTION 2.13	Fees	~~51~~53
SECTION 2.14	Interest	~~52~~54
SECTION 2.15	Alternate Rate of Interest	~~53~~55
SECTION 2.16	Increased Costs	~~53~~55
SECTION 2.17	Break Funding Payments	~~55~~57
SECTION 2.18	Taxes	~~55~~36
SECTION 2.19	Payments Generally; Pro Rata Treatment; Sharing of Set offs	~~58~~61
SECTION 2.20	Mitigation Obligations; Replacement of Lenders	~~60~~62
SECTION 2.21	Defaulting Lenders	~~61~~63
SECTION 2.22	MIRE Event	~~62~~64
SECTION 2.23	Refinancing Facilities	~~62~~65
SECTION 2.24	Extension Amendments	~~64~~66

ARTICLE III GUARANTEE		~~67~~69

SECTION 3.01	The Guarantee	~~67~~69
SECTION 3.02	Obligations Unconditional	~~67~~69
SECTION 3.03	Reinstatement	~~68~~70
SECTION 3.04	Subrogation	~~68~~70
SECTION 3.05	Remedies	~~69~~71
SECTION 3.06	Instrument for the Payment of Money	~~69~~71
SECTION 3.07	Continuing Guarantee	~~69~~71
SECTION 3.08	Rights of Contribution	~~69~~71
SECTION 3.09	General Limitation on Guarantee Obligations	~~70~~72
SECTION 3.10	Information	~~70~~72

SECTION 3.11	Keepwell	~~70~~72
SECTION 3.12	Release of Guarantors	~~70~~72

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~71~~73

SECTION 4.01	Organization; Powers	~~71~~73
SECTION 4.02	Authorization; Enforceability	~~71~~73
SECTION 4.03	Governmental Approvals; No Conflicts	~~71~~73
SECTION 4.04	Financial Condition; No Material Adverse Change	~~72~~74
SECTION 4.05	Properties	~~72~~74
SECTION 4.06	Litigation and Environmental Matters	~~73~~75
SECTION 4.07	Compliance with Laws and Contractual Obligations	~~73~~75
SECTION 4.08	Investment Company Act Status	~~73~~75
SECTION 4.09	Taxes	~~73~~75
SECTION 4.10	ERISA	~~73~~75
SECTION 4.11	Disclosure; Accuracy of Information	~~73~~76
SECTION 4.12	Margin Regulations	~~74~~76
SECTION 4.13	Labor Matters	~~74~~76
SECTION 4.14	Use of Proceeds	~~74~~76
SECTION 4.15	No Default	~~74~~76
SECTION 4.16	Subsidiaries	~~74~~76
SECTION 4.17	Security Documents	~~75~~77
SECTION 4.18	Anti-Corruption Laws and Sanctions; USA PATRIOT Act.	~~75~~77
SECTION 4.19	Solvency	~~75~~77
SECTION 4.20	~~EEA~~Affected Financial Institution	~~75~~77

ARTICLE V CONDITIONS		~~75~~77

SECTION 5.01	Conditions to Closing Date	~~75~~77
SECTION 5.02	Each Credit Event	~~75~~79

ARTICLE VI AFFIRMATIVE COVENANTS		~~78~~80

SECTION 6.01	Financial Statements and Other Information	~~78~~80
SECTION 6.02	Notices of Material Events	~~80~~82
SECTION 6.03	Existence; Conduct of Business	~~81~~83
SECTION 6.04	Payment of Taxes and Other Obligations	~~81~~83
SECTION 6.05	Maintenance of Properties	~~81~~83
SECTION 6.06	Maintenance of Insurance	~~81~~83
SECTION 6.07	Books and Records	~~81~~84
SECTION 6.08	Inspection Rights	~~81~~84
SECTION 6.09	Compliance with Laws and Contractual Obligations	~~82~~84
SECTION 6.10	Use of Proceeds and Letters of Credit	~~82~~84
SECTION 6.11	Additional Subsidiary Guarantors; Real Property; Further Assurances	~~82~~84
SECTION 6.12	Subsidiaries; Designation of Unrestricted Subsidiaries	~~86~~88
SECTION 6.13	Spin-Off	~~86~~89
SECTION 6.14	Security Documents	~~87~~89
SECTION 6.15	Insurance	~~87~~89

ARTICLE VII NEGATIVE COVENANTS		~~87~~90

SECTION 7.01	Indebtedness	~~87~~90
SECTION 7.02	Liens	~~91~~93

SECTION 7.03	Mergers, Consolidations, Etc	~~92~~95
SECTION 7.04	Dispositions	~~93~~95
SECTION 7.05	Lines of Business	~~95~~97
SECTION 7.06	Investments and Acquisitions	~~95~~97
SECTION 7.07	Restricted Payments	~~97~~99
SECTION 7.08	Transactions with Affiliates	~~98~~100
SECTION 7.09	Restrictive Agreements	~~99~~101
SECTION 7.10	Optional Payments and Modifications of Material Subordinated Debt	~~100~~103
SECTION 7.11	Financial Covenants	~~101~~103
SECTION 7.12	Sale-Leasebacks	~~101~~104
SECTION 7.13	Changes in Fiscal Periods	~~102~~104
SECTION 7.14	Use of Proceeds and Letters of Credit	~~102~~104

ARTICLE VIII EVENTS OF DEFAULT		~~102~~104

ARTICLE IX THE ADMINISTRATIVE AGENT		~~104~~107

ARTICLE X MISCELLANEOUS		~~106~~109

SECTION 10.01	Notices	~~106~~109
SECTION 10.02	Waivers; Amendments.	~~106~~109
SECTION 10.03	Expenses; Indemnity; Damage Waiver	~~108~~110
SECTION 10.04	Successors and Assigns; Participations	~~109~~112
SECTION 10.05	Survival	~~114~~117
SECTION 10.06	Counterparts; Integration; Effectiveness	~~114~~117
SECTION 10.07	Severability	~~115~~117
SECTION 10.08	Right of Setoff	~~115~~117
SECTION 10.09	Governing Law; Jurisdiction; Consent to Service of Process	~~115~~118
SECTION 10.10	WAIVER OF JURY TRIAL	~~116~~118
SECTION 10.11	Headings	~~115~~119
SECTION 10.12	Confidentiality	~~115~~119
SECTION 10.13	USA PATRIOT Act	~~118~~121
SECTION 10.14	Collateral Matters; Release of Guarantees and Liens	~~118~~121
SECTION 10.15	No Advisory or Fiduciary Responsibility	~~119~~122
SECTION 10.16	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~120~~123
SECTION 10.17	Certain ERISA Matters	~~121~~123
SECTION 10.18	Acknowledgement Regarding any Supported QFCs	~~122~~124

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, on any date, a fluctuating interest rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business  Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate or the New York Fed Bank Rate shall be effective from and including the effective date of such change in the Prime Rate or the New York Fed Bank Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction in which the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries operates that are applicable to the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees or acceptance fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, respectively, based upon the Total Net Leverage Ratio as of the most recent determination date; provided, that prior to the delivery of the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) of this Agreement (and the related compliance certificate delivered pursuant to Section 6.01(d) of this Agreement) for the second full fiscal quarter ending following the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:; provided, further, that during the Covenant Adjustment Period, (i) any applicable rate per annum set forth below under the caption “ABR Spread” and “Eurodollar Spread” shall be increased by 0.50% and (ii) any applicable rate per annum set forth below under the caption “Commitment Fee Rate” shall be increased by 0.20%:

Total Net Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Greater than 6.00:1.00	1.50%	2.50%	0.40%
Category 2 Greater than 5.00:1.00 but less than or equal to 6.00:1.00	1.25%	2.25%	0.35%
Category ~~1~~3 Greater than 4.00:1.00 but less than or equal to 5.00:1.00	1.00%	2.00%	0.30%
Category 24 Greater than 3.00:1.00 but less than or equal to 4.00:1.00	0.75%	1.75%	0.25%
Category 35 Greater than 2.00:1.00 but less than or equal to 3.00:1.00	0.50%	1.50%	0.20%
Category 46 Le~~ss~~ than or equal to 2.00:1.00	0.25%	1.25%	0.15%

For purposes of the foregoing, (i) the Total Net Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) of this Agreement (and the related compliance certificate delivered pursuant to Section 6.01(d) of this Agreement) and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 if the Borrower fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (d), during the period from the expiration of the time for delivery thereof specified in such Sections until such financial statements and compliance certificate are delivered. In the event that any financial statement or certification delivered pursuant to Section 6.01 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative

(f) the aggregate amount of the Available Amount used after the Closing Date and prior to such date to make any (i) Investments pursuant to Section 7.06(m), (ii) Restricted Payments pursuant to Section 7.07(d) or (iii) Restricted Debt Payments pursuant to Section 7.10(a)(ii).

“Available Incremental Amount” means an aggregate principal amount equal to the sum of (a) ~~(~~if the Total Net Leverage Ratio is less than or equal to 4.25 to 1.00 after giving effect to the incurrence of Indebtedness on a Pro Forma Basis (without netting the cash proceeds therefrom) and to   the use of proceeds thereof, (i) $125,000,000 minus (ii) the aggregate principal amount of all Incremental Term Loans, Incremental Equivalent Debt and Revolving Credit Commitment Increases incurred or issued in reliance on clause (a)(i) of this definition, plus (b) (i) the sum of (x) the amount of any optional prepayments of Term Loans in accordance with Section 2.12(a) plus (y) to the extent the Borrower has permanently reduced the Revolving Credit Commitments in accordance with Section 2.10(b), the amount of any such reduction minus (ii) the aggregate principal amount of all Incremental Term Loans, Incremental Equivalent Debt and Revolving Credit Commitment Increases incurred or issued in reliance on clause (b)(i) of this definition, plus (c) an unlimited amount so long as (i) after giving Pro Forma  Effect to the relevant Incremental Term Loans, Incremental Equivalent Debt (if such Incremental Equivalent Debt is (or is intended to be) secured by Liens on the Collateral) and/or Revolving Credit Commitment Increase (without netting the cash proceeds therefrom and assuming a full drawing of all Revolving Credit Commitments (including any applicable Revolving Credit Commitment Increase to be incurred)) and to the use of proceeds thereof, the Senior Secured Net Leverage Ratio is less than or equal to 3.00 to 1.00 or (ii) with respect to any unsecured Incremental Equivalent Debt, after giving Pro Forma Effect thereto (without netting the cash proceeds therefrom) and to the use of proceeds thereof, the Total Net Leverage Ratio is less than or equal to ~~the~~(i) during the Covenant Adjustment Period, 4.25:1.00 and (ii) thereafter, the then-applicable Required Ratio, in each case, as of the last day of the applicable Reference Period; provided that the Borrower may elect to use clause (c) above (in whole or in part) prior to using all or a portion of clauses (a) or (b), or combine the use of clause (a), (b) and (c), and, if clause (c) and one or both of clauses (a) and (b) are available at the time of such incurrence and the Borrower does not make an election, the Borrower will be deemed to have elected to use clause (c) first.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~ Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards, other commercial cards, purchase cards and merchant card services, (b) stored value cards, (c) treasury management services or other payment services (including, without limitation, electronic payment service, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

amortization in respect of applicable affiliate or other similar agreements in effect on the Closing Date and listed on Schedule 1.01(b)).; provided, that if the Borrower has not delivered a Covenant Adjustment Termination Certificate, solely for the purposes of testing compliance with Sections 7.11(a) and 7.11(b) (and not for any other actions referencing such Sections or pro forma calculations of such ratios), Consolidated EBITDA for the Reference Period ending on March 31, 2021 shall be deemed to be Consolidated EBITDA for the fiscal quarter then ending, multiplied by four, Consolidated EBITDA for the next successive Reference Period thereafter shall be deemed to be Consolidated EBITDA for such two fiscal quarter period, multiplied by two, and Consolidated EBITDA for the next successive Reference Period thereafter shall be deemed to be Consolidated EBITDA for such three fiscal quarter period, multiplied by 4/3.

For the purposes of calculating Consolidated EBITDA for any Reference Period, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Asset Sale for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Borrower or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis.

Notwithstanding the foregoing, “Consolidated EBITDA” for any period set forth on Schedule 1.01(c) shall be deemed equal to the amount for such period set forth on Schedule 1.01(c).

“Consolidated Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date, to (b) Consolidated Interest Expense for such Reference Period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, “Consolidated Interest Expense” for (a) the Reference Period ending  June 30, 2017, shall equal Consolidated Interest Expense during the period from June 1, 2017 through June 30, 2017 multiplied by 12.0, (b) for the Reference Period ending September 30, 2017, shall equal Consolidated Interest Expense during the period from June 1, 2017 through September 30, 2017 multiplied by 3.0, (c) for the Reference Period ending December 31, 2017, shall equal Consolidated Interest Expense during the period from June 1, 2017 through December 31, 2017 multiplied by 1.714 and (d) for the Reference Period ending March 31, 2018, shall equal Consolidated Interest Expense during the period from June 1, 2017 through March 31, 2018 multiplied by 1.2.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation

(other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, further, that neither (x) non-cash asset write-downs, including impairment of goodwill and intangible assets, (y) any equity-based compensation charge or expense, including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs, nor (z) any non-cash amortization expense relating to the acquisitions of intangible assets before or after the Closing Date shall, in each case, be deducted in the calculation of “Consolidated Net Income”. Notwithstanding the foregoing, the amount of any cash dividends, distributions or other amounts paid by any Unrestricted Subsidiary and received by the Borrower or the Subsidiaries during any such period shall be included, without duplication and (for purposes of calculating the Available Amount pursuant to clause (b) of the definition thereof) subject to clause (b) of the proviso in the immediately preceding sentence, in the calculation of Consolidated Net Income for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting  power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Adjustment Period” means the period beginning on June 15, 2020 and ending on the Covenant Adjustment Termination Date.

“Covenant Adjustment Termination Certificate” means an irrevocable certificate of a Responsible Officer of the Borrower (a) stating that such certificate is a Covenant Adjustment Termination Certificate and (b) certifying compliance with the Pre-Adjustment Interest Coverage Ratio and Pre-Adjustment Leverage Ratio for the most recently ended fiscal quarter and demonstrating such compliance in reasonable detail.

“Covenant Adjustment Termination Date” means the earlier of (a) the date of delivery of the compliance certificate for the fiscal quarter ending on March 31, 2021, to the extent demonstrating compliance with the financial covenants set forth in Sections 7.11(a) and 7.11(b) and (b) any date on which the Borrower delivers a Covenant Adjustment Termination Certificate to the Administrative Agent.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term   is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to it in Section 10.18(b).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any additional Affiliate of any Competitor or Competitor Holding Company, in each case that has been specified by the Borrower in writing to the Joint Lead Arrangers (prior to the Closing Date) or the Administrative Agent (on or after the Closing Date), and (c) any Affiliate of any Person described in the foregoing clauses (a) or (b) that is clearly identifiable solely on the basis of the similarity of its name as an Affiliate of such Person(s); provided, that notwithstanding anything herein to the contrary, (i) any person that is a Lender and subsequently becomes a Disqualified Lender will be deemed to not be a Disqualified Lender hereunder, (ii) “Disqualified Lender” shall exclude any Person identified by the Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent, and (iii) in no event shall the designation of any Person as a Disqualified Lender pursuant to the foregoing clause (b) apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time) (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, has (1) acquired an assignment or participation interest under this Agreement or (2) entered into a trade to acquire an assignment or participation interest under this Agreement.

“Disqualified Lenders List” has the meaning set forth in clause (a) of the definition of “Disqualified Lender”, as the same may be supplemented from time to time pursuant to clause (b) of the definition of “Disqualified Lender”.

“Disqualified Person” has the meaning assigned to such term in Section 10.04(f)(i).

“Disqualified Stock” means with respect to any Person, Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date (as determined as of the date of issuance of such Capital Stock); provided that if such Capital Stock is issued to any plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by any Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of any jurisdiction within the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

time, and including for the avoidance of doubt the Term Loan Maturity Date and the Incremental Term Loan Maturity Date.

“LC Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit up to the amount set forth opposite the name of such Issuing Lender on Schedule 1.01(a).

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Revolving Percentage of the total LC Exposures at such time.

“Lenders” means the Persons listed on Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument entered into pursuant to Section 2.10(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Each Increasing Revolving Credit Lender, each Assuming Revolving Credit Lender, each Incremental Term Loan Lender, each Refinancing Facility Lender and each Lender that executes and delivers an Extension Amendment shall, in each case, (i) be a Lender upon the effectiveness of the Revolving Credit Commitment Increase Supplement, Incremental Term Loan Supplement, Refinancing Amendment or Extension Amendment, as applicable, to which such Person is a party, or (ii) in the case of any such Person that was a Lender prior to the effectiveness of such agreement, shall continue to be a Lender upon the effectiveness of such agreement.

“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) executed and delivered by any Loan Party governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit Amount” means $25,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the  Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if any Interpolated Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement).

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means (i) any Acquisition or other Investment permitted under Section 7.06 by the Borrower or one or more of its Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Liquidity” means, as of any date, the amount of Unrestricted Cash of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) that is located in deposit accounts as of such date, plus the unused Revolving Credit Commitments then in effect as of such date.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the promissory notes (if any) executed and delivered pursuant to Section 2.11(e), the Security Documents, (prior to the Parent Guaranty Release Date and solely for purposes of clauses (c) and (m) of Article VIII) the Parent Guaranty, any Incremental Term Loan Supplement, any Revolving Credit Commitment Increase Supplement, any Refinancing Amendment, any Extension Amendment and any amendment, waiver, supplement or other modification to any of the foregoing and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Parties” means (a) the Borrower, (b) the Subsidiary Guarantors and (c) prior to the Parent Guaranty Release Date and solely for purposes of clauses (c) and (m) of Article VIII, Parent.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operation or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b)the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.; provided, however, that solely until the earlier of (i) March 31, 2021 and (ii) the delivery of a Covenant Adjustment Termination Certificate, no “Material Adverse Effect” shall be deemed to have occurred as a result of   any event, occurrence, fact, condition or change impacting the business, operations or financial condition of the Borrower and its Restricted Subsidiaries that were reflected in the financial projections and model that were disclosed in writing to the Lenders, or as otherwise specifically disclosed in writing to the Lenders, in each case in the Lenders’ Presentation distributed on June 2, 2020.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the  Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Permitted Acquisition” means any Permitted Acquisition and other Acquisition permitted pursuant to Section 7.06 for cash consideration of at least $75,000,000.

“Material Real Property” has the meaning set forth in Section 6.11(b).

“Material Subordinated Debt” means any Indebtedness (including, for the avoidance of doubt, any Incremental Equivalent Debt and any Refinancing Equivalent Debt, but other than Indebtedness among the Borrower and/or its Subsidiaries) that is expressly subordinated in right of payment to the Obligations, with an individual outstanding principal amount in excess of $30,000,000.

“Minimum Extension Condition” has the meaning set forth in Section 2.24(b). “Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, security deed or like instrument granting a Lien on any Mortgaged Property given by any of the Loan Parties, as grantor, to the Administrative Agent, each such Mortgage to be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Properties” shall mean the real property listed on Schedule 1.01(d) and any real property which may from time to time be the subject of a Mortgage pursuant to Section 6.11.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the excess of (1) the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), (provided that no such proceeds from any Asset Sale or Recovery Event shall be included in the calculation of Net Cash Proceeds unless the gross proceeds (with respect to Asset Sales, valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) to the Borrower and its Subsidiaries from all Asset Sales and Recovery Events (x) in the applicable fiscal year shall exceed $10,000,000 in the aggregate or (y) since the Closing Date shall exceed $25,000,000 in the aggregate on  a cumulative basis since the Closing Date), net of (2) (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including principal, premium or penalty, if any, and interest, breakage costs or other amounts) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in

Pre-Adjustment Interest Coverage Ratio” means 3.00 to 1.00.

“Pre-Adjustment Leverage Ratio” means (a) 4.25 to 1.00, as of the end of each Reference Period ending on or after June 30, 2020 but prior to March 31, 2021, ( b) 4.00 to 1.00, as of the end of each Reference Period ending on or after March 31, 2021 but prior to December 31, 2021 and (c) 3.75 to 1.00, as of the end of each Reference Period ending on or after December 31, 2021.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “Pro Forma Effect” means, with respect to any determination of the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or Consolidated EBITDA (including component definitions thereof), that:

(a)in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Borrower, any Subsidiary or (B) any designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made,

(b)any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made,

(c)any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Reference Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and/or unused Commitments of such Class, as applicable, at such time.

“Required Ratio” has the meaning set forth in Section 7.11(a).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar office of the Borrower and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock or on account of any return of capital to the Borrower’s or such Subsidiary’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiaries” means, as of any date, the Subsidiaries of the Borrower and any other Loan Party which are not Unrestricted Subsidiaries.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, minus Unrestricted Cash of the Borrower and its Subsidiaries on such date to (b) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date.

“Transaction Costs” means all fees, costs and expenses incurred or paid by the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowing of Loans hereunder and the use of proceeds thereof, the consummation of the Spin-Off, the payment of the Closing Date Cash Transfer and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investments firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institutions.

“Unrestricted Cash” means unrestricted domestic cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in an amount not to exceed $125,000,000 in the aggregate.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that is identified on Schedule 4.16 as an Unrestricted Subsidiary, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 6.12 subsequent to the Closing Date and (c) any subsidiary of an Unrestricted Subsidiary; provided that (a) except to the extent provided in Section 6.12, no Subsidiary may be designated (or re-designated) as an Unrestricted Subsidiary, (b) notwithstanding anything to the contrary in this Agreement, no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (c) no Person may be designated as an “Unrestricted Subsidiary” if such Person is not an “Unrestricted Subsidiary” or is a “Guarantor” under any agreement, document or instrument evidencing any Incremental Equivalent Debt, any Refinancing Equivalent Debt, any Material Indebtedness, any Material Subordinated Debt or any Permitted Refinancing Indebtedness of any of the foregoing, or has otherwise guaranteed or given assurances of payment or performance under or in respect of any such Indebtedness.

“USA PATRIOT Act” has the meaning set forth in Section 10.13.

“U.S. Special Resolution Regime” shall have the meaning assigned to it in Section 10.18(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means~~,~~ (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instruments under which that liability arises, to convert all or part of that liability into shares, securities   or obligations of that Person or any Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires   otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer   to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP.

(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.  Notwithstanding any other provision of this Agreement or the other  Loan Documents to the contrary, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the such Assuming Revolving Credit Lender’s increased Revolving Credit Commitment, in each case duly executed by such Increasing Revolving Credit Lender or Assuming Revolving Credit Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent and (C) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Revolving Credit Commitment Increase. Upon the Administrative Agent’s receipt of a fully executed Revolving Credit Commitment Increase Supplement from each Increasing Revolving Credit Lender and/or Assuming Revolving Credit Lender referred to in clause (B) above, together with the certificates, legal opinions and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Revolving Credit Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Revolving Credit Lender). On each Revolving Credit Commitment Increase Date, to the extent such Revolving Credit Commitment Increase is an Incremental Revolving Credit Commitment Tranche, the Borrower shall simultaneously (i) prepay in full the outstanding Revolving Credit Loans (if any) held by the Revolving Credit Lenders immediately prior to giving effect to the relevant Revolving Credit Commitment Increase, (ii) if the Borrower shall have so requested in accordance with this Agreement, borrow new Revolving Credit Loans from all Revolving Credit Lenders (including, if applicable, any Assuming Revolving Credit Lender) such that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in  accordance with their respective Revolving Credit Commitments (after giving effect to such Revolving Credit Commitment Increase) and (iii) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.17; provided that notwithstanding the foregoing, with respect to any Revolving Credit Commitment Increase that is the same tranche as the existing Revolving Credit Commitments, at the election of the Administrative Agent in its sole discretion, any Revolving Credit Loans outstanding on such Revolving Credit Commitment Increase Date shall be reallocated among the Revolving Credit Lenders (with Revolving Credit Lenders making any required payments to each other) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised pro rata shares of  such Lenders arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.10(c). Upon each such Revolving Credit Commitment Increase, the participation interests of  the Revolving Credit Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Revolving Credit Lender (including, if applicable, each Assuming Revolving Credit Lender) shall have a participation in each such Letter of Credit equal to, the Revolving Credit Lenders’ respective Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit after giving effect to such increase.

(d)Incremental Term Loans.

(i)Requests for Incremental Term Loans. The Borrower and any one or more Lenders or other lenders arranged by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) but in any event shall otherwise be an eligible assignee under Section 10.04 (an “Incremental Term Loan Lender”) may from time to time, other than during the Covenant Adjustment Period, agree that such Incremental Term Loan Lenders shall make one or more tranches of term loans available to the Borrower (each an “Incremental Term Loan”), which may be the same facility as the existing Term Loans or a separate class of term loans. Any such Incremental Term Loan shall be made available (the date such Incremental Term Loan is made available, an “Incremental Term Loan Effective Date”) to the Borrower on terms and pursuant to a supplement to this Agreement in form and substance substantially consistent with the terms related to the Term Loans in this Agreement, or otherwise reasonably satisfactory to the Administrative Agent, the Incremental Term Loan Lenders and the Borrower (an “Incremental Term Loan Supplement”) executed and delivered by the Borrower, the applicable Incremental Term Loan Lenders and the Administrative Agent (which Incremental Term Loan Supplement may include such amendments to this Agreement as shall be required in the reasonable tranche as the existing Term Loans, or (ii) subject to clauses (E) and (H) above, that are identical to the existing Term Loans, other than those terms relating to amortization, pricing (including interest rates, rate floors or OID), fees and maturity date and other than as set forth in this clause (d), or such terms as are reasonably satisfactory to the Administrative Agent, the Incremental Term Loan Lenders and the Borrower, with respect to any Incremental Term Loans that are a separate tranche from the existing Term Loans.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Incremental Term Loan Lender and any election to do so shall be in the sole discretion of each Lender.

(ii)Effectiveness of Increase. On each Incremental Term Loan Effective Date, the Borrower shall deliver to the Administrative Agent (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Incremental Term Loan under this paragraph (d) have been satisfied, (B) an executed Incremental Term Loan Supplement and (C) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Incremental Term Loan. Upon the Administrative Agent’s receipt of a fully executed Incremental Term Loan Supplement, together with the certificates, legal opinions and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the  information contained in each such agreement in the Register and give prompt notice of the relevant Incremental Term Loan to the Borrower and the Lenders.

(e)Incremental Equivalent Debt. The Borrower may, other than during the Covenant Adjustment Period, utilize availability under the Incremental Facilities in respect of one or more series of senior unsecured notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Secured Obligations) term loans, in each case, if secured, that will be secured by Liens on the Collateral on an pari passu or junior priority basis (as applicable) with the Liens on Collateral securing the Secured Obligations, and issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, in an aggregate amount not to exceed, together with the aggregate amount of all Revolving Credit Commitment Increases and all Incremental Term Loans, the Available Incremental Amount (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) does not mature earlier than the Latest Term Loan Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt), or have a shorter weighted average life to maturity than the weighted average life to maturity of the Revolving Credit Commitments, the Term Loans or any Incremental Facility outstanding at such time, (ii) has terms and conditions (other than pricing (including interest  rates, rate floors or OID) and fees and, solely with respect to any term loans, amortization, prepayment premiums, and as otherwise explicitly set forth in this Agreement) no more restrictive than those under the credit facilities provided for herein (except for covenants or other provisions applicable only to periods after the Latest Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt)), (iii) does not require mandatory prepayments to be made except to the extent required to be applied no worse than pro rata to the credit facilities provided for herein and any pari passu secured Incremental Equivalent Debt (provided that any term loans constituting Incremental Equivalent Debt may be subject to an excess cash flow sweep which may be shared on a pari passu basis with any term loan facility hereunder), (iv) to the extent secured, shall not be secured by any Lien on any asset that does not also secure the existing credit facilities hereunder, or to the extent guaranteed, shall not be guaranteed by any Person other than the Subsidiary Guarantors and (v) to the extent secured, shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent.

(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but, if applicable, subject to Section 2.17), subject to the requirements of paragraph (d) of this Section.

(b)Mandatory Prepayments of Revolving Credit Loans.

(i)If, at any time, the total Revolving Credit Exposures of all Lenders exceed the total Revolving Credit Commitments, then the Borrower shall prepay Revolving Credit Loans (or, to the extent after giving effect to any such prepayment, any such excess remains, cash collateralize Letters of Credit in a manner consistent with the requirements in Section 2.07(k)), to eliminate such excess within one (1) Business Day of receiving written notice of such excess from the Administrative Agent.

(ii)If, at any time during the Covenant Adjustment Period, Unrestricted Cash of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) that is located in deposit accounts exceeds $75,000,000, then the Borrower shall prepay any Revolving Credit Loans then outstanding (or, to the extent after giving effect to any such prepayment, any such excess remains, cash collateralize any outstanding Letters of Credit in a manner consistent with the requirements in Section 2.07(k)) within three (3) Business Days, until Unrestricted Cash of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) that is located in deposit accounts is less than or equal to $75,000,000.

(c)Mandatory Prepayments of Term Loans.

(i)If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(c)(iii).

(ii)If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from  any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days of the receipt of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds shall be applied within ten Business Days following receipt thereof toward the prepayment of the Term Loans as set forth in Section 2.12(c)(iii); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(c)(iii).

(iii)Amounts to be applied in connection with prepayments shall be applied to the prepayment of the Term Loans in accordance with Section 2.19. The application of any prepayment pursuant to this Section 2.12(c) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.12(c) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans in accordance with this Section 2.12(c) shall be applied first to prepay the next four installments of each such Class of Term Loans in direct order of maturity and then to prepay all remaining installments thereof pro rata against all such scheduled installments based upon the respective amounts thereof.

been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eEurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.18 Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent, any Lender or Issuing Lender, as determined in good faith by any Loan  Party or the Administrative Agent, as applicable (the “Applicable Withholding Agent”), then (i) the sum payable by the applicable Loan Party to the Administrative Agent, Lender or Issuing Lender (as the case may be) shall be increased as necessary so that after all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section) have been made by the Applicable Withholding Agent, the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Applicable Withholding Agent shall make such deduction or withholding and (iii) such amounts shall be paid by the Applicable Withholding Agent to the relevant Governmental Authority in accordance with applicable law.

(b)Payment of Other Taxes by the Borrower. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Indemnification by the Borrower. Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Taxes, imposed with respect to a payment under any Loan Document, by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Tax Forms.

such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (d), then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; or

(v)if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (d), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting   Lender’s Commitment that was utilized by such LC Exposure) and fees payable in connection with any Letters of Credit under Section~~s~~ 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lenders until such LC Exposure is cash collateralized and/or reallocated; and

(e)so long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be  provided by the Borrower in accordance with paragraph (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (d)(i) of this Section (and Defaulting Lenders shall not participate therein).

(f)In the event that each of the Administrative Agent, the Borrower and the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to  be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 2.22 MIRE Event. Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to the Loan Parties’ compliance with the first sentence of Section 6.11(b)(ix) hereto.

SECTION 2.23 Refinancing Facilities.

(a)Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time elect to refinance any Class of Term Loans or Revolving Credit Commitments, in whole or in part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Credit Facility”; the Refinancing Term Facilities and the Refinancing Revolving Credit Facilities are collectively referred to  as “Refinancing Facilities”), respectively, under this Agreement with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld or delayed) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Credit Facility or, in the case of any series of Term Loans, with one or more series of senior unsecured notes or term loans or senior secured first lien notes  or term loans or senior secured junior lien (as compared to the Liens securing the Secured Obligations) term loans, in each case, if secured, that will be secured by Liens on the Collateral on a pari passu basis  or junior priority basis (as applicable) with the Liens on Collateral securing the Secured Obligations and will be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the

(iv) whether such Subsidiary is a Subsidiary Guarantor or an Excluded Subsidiary and (v) whether such Subsidiary is an Unrestricted Subsidiary. As of the Closing Date except as disclosed in Schedule 4.16, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and statutory Liens permitted under Section 7.02), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.16, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

SECTION 4.17 Security Documents. The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except those Liens permitted by Section 7.02.

SECTION 4.18 Anti-Corruption Laws and Sanctions; USA PATRIOT Act.

(a)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries, its Unrestricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws  and applicable Sanctions, and the Borrower, its Subsidiaries, Unrestricted Subsidiaries and their respective officers, and to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary, any Unrestricted Subsidiary or to the knowledge of the Borrower, such Subsidiary or such Unrestricted Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, any Subsidiary or any Unrestricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b)The Borrower and each of its Subsidiaries and Unrestricted Subsidiaries are in compliance in all material respects with the USA PATRIOT Act.

SECTION 4.19 Solvency.  (a) On the Closing Date~~, the Borrower and its Subsidiaries on a consolidated basis~~, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and (b) at the time of and immediately after giving effect to any Revolving Credit Loan or the issuance, amendment, renewal or extension of any Letter of Credit the Borrower and its Subsidiaries , on a consolidated basis, will be Solvent.

SECTION 4.20 ~~EEA~~Affected Financial Institution. No Loan Party is an ~~EEA~~Affected Financial Institution.

ARTICLE V

CONDITIONS

SECTION 5.01 Conditions to Closing Date. The effectiveness of this Agreement and the obligations of the Lenders to make the Loans and of the Issuing Lenders to issue Letters of Credit figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)if any Person has been designated as an Unrestricted Subsidiary, concurrently with any delivery of financial statements under clauses (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;

(d)concurrently with any delivery of financial statements under clause (a) or (b) of this Section, (X) a certificate of a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.11(a) and 7.11(b), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements of the Borrower referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (Y) a certificate of a Responsible Officer setting forth the information required pursuant to Annexes 1 through 4 of the Security Agreement and certifying that such Annexes are true and correct in all material respects and contain all applicable collateral as of such date or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 6.01(d)(Y) and (Z) a list of each direct and indirect subsidiary of the Borrower that identifies each such Person as a Subsidiary, an Unrestricted Subsidiary and/or an Excluded Subsidiary as of the date of delivery of such list or a confirmation that there has been no change to such information since the later of the Closing Date and the date of the last such list;

(e)annually, as soon as available, but in any event within 120 days after the first day of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries for such fiscal year in the same form prepared for the Borrower’s board of directors or in such other form reasonably satisfactory to the Administrative Agent;

(f)promptly following receipt thereof, copies of any documents described in  Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g)promptly upon receipt thereof, copies of all other final reports submitted to the Borrower by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Borrower made by such accountants; and

(h)until the Covenant Adjustment Termination Date, no later than the third Business Day of each calendar month (or if such day is not a Business Day, the immediately succeeding Business Day), a certificate of a Responsible Officer certifying compliance with Section 7.11(c)

during the preceding calendar month and demonstrating compliance as of the last day of the preceding calendar month in a manner reasonably acceptable to the Administrative Agent; and

(~~h~~i)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on Intralinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide the Administrative Agent with electronic mail versions of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Bookrunners and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic information transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public  Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the Federal securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed  to have authorized the Administrative Agent, the Joint Bookrunners, Joint Lead Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as either information that is publicly available (or could be derived from publicly available information) or not material information (although it may be confidential, sensitive and proprietary) with respect to such Person or its securities for purposes of Federal securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as such term is defined and used in Section 10.12), they shall be treated as set forth in Section 10.12); (y) all Borrower Materials specifically marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Administrative  Agent, the Joint Bookrunners and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 6.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)the occurrence of any Default or Event of Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates,

requirements specified in this Section 6.11(b) if the Administrative Agent determines, in its sole discretion, that the burden, cost, time or consequences of obtaining such deliverable is excessive in relation to the benefits to be obtained therefrom by the Secured Parties, and (ii) if the Borrower, after using commercially reasonable efforts, is unable to comply with the requirements of Section 6.11(b)(ix) or with any commercially reasonable request made pursuant thereto by the Administrative Agent or any Lender or Issuing Lender, in each case with respect to any Material Real Property, then the Borrower shall not be required to deliver any of the items set forth in Section 6.11(b) with respect to such Material Real Property (it being understood and agreed by the parties hereto that compliance by the Borrower with, and any request by the Administrative Agent or any Lender or Issuing Lender for the Borrower to comply with, the requirements of Section 6.11(b)(ix), in each case to the extent required by the Flood Insurance Laws, is commercially reasonable); provided that nothing in this paragraph shall result in the non-compliance by the Administrative Agent or any Lender or Issuing Lender with the Flood Insurance Laws.

(c)Further Assurances. The Borrower will, and will cause each of the Loan Parties to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.  Without limiting the foregoing, in the event that any additional Capital Stock shall be issued by any Subsidiary of a Loan Party, the applicable Loan Party agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such shares of stock (to the extent certificated), accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall reasonably request to perfect the security interest created therein pursuant to the Security Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be required to grant or perfect a security interest in any property with respect to which the Administrative Agent and the Borrower determine, in their reasonable discretion, that the costs or other consequences of granting or perfecting a security interest therein (including any material adverse tax consequences) are excessive in relation to the benefits to Secured Parties afforded thereby.  If requested by the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to cooperate with and provide any information necessary for the Administrative Agent to conduct its flood due diligence and flood insurance compliance.

SECTION 6.12 Subsidiaries; Designation of Unrestricted Subsidiaries.

(a)In the event that any Person becomes a Subsidiary (which, for purposes of this reference to “Subsidiary,” will be deemed to include an Unrestricted Subsidiary) of the Borrower, such Person is or will be deemed to be a Subsidiary hereunder until such time as the Borrower has designated such Subsidiary as an Unrestricted Subsidiary in accordance with the terms of Section 6.12(b).

(b)The Borrower may at any time, other than during the Covenant Adjustment Period, designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of an Responsible Officer of the Borrower specifying such designation and certifying that the following conditions to such designation set forth in this Section are satisfied; provided that:

(i)both immediately before and immediately after any such designation, no Default or Event of Default shall have occurred and be continuing;

(ii)after giving effect to such designation on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in Sections 7.11;(a) and 7.11(b);

(iii)after giving effect to such designation on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 4.50 to 1.00; and

(~~iii~~iv) in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Borrower), and the aggregate amount of all Investments permitted to be made in all “Unrestricted Subsidiaries” will be limited as provided in Section 7.06. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of  any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 6.13 Spin-Off. Within one Business Day of the Closing Date, (a) Parent shall have caused the Spin-Off to have been consummated substantially in accordance with the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017, and (b) the Administrative Agent shall have received one or more certificates from Parent, dated as of the date the Spin-Off is consummated and signed by a senior executive officer of Parent, to the effect that (i) the requirements specified in clause (a) of this Section have been satisfied, (ii) all guarantees made by the Borrower and any of its subsidiaries pursuant to the Parent Debt have been released and (iii) the Spin-Off is permitted under the Parent Debt Documents.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the delivery of the certificate or certificates from Parent described in the immediately preceding sentence, the Spin-Off will be deemed to have occurred for all purposes under this Agreement and each other Loan Document (including, without limitation, the Security Agreement and Section 3 thereof).

SECTION 6.14 Security Documents.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, within one Business Day of the Closing Date (or, solely with respect to clause (b), such later date as shall be reasonably acceptable to the Administrative Agent) the Borrower shall have caused to be delivered to the Administrative Agent (a) the Security Agreement, duly executed and delivered by the Borrower, each other Loan Party and the Administrative Agent, (b) certificates, if any, representing the Pledged Equity (as defined in the Security Agreement) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt  (as defined in the Security Agreement) indorsed in blank, (c) each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in   order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on  the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02), which shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (it being understood that no account control agreements or landlord waivers shall be required to be obtained or otherwise delivered by any of the  Loan Parties), and (d) a written opinion (addressed to the Administrative Agent, the Issuing Lenders and the Lenders and dated the Closing Date) of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably

(d)Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured  by a Lien on any such assets prior to the acquisition thereof, and extensions thereof and  Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this Section 7.01(d); provided that (i) such Indebtedness is incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the sum of the aggregate principal amount of Indebtedness permitted by this clause (d)  shall not exceed the greater of $18,750,000 and 7.5% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Indebtedness;

(e)Indebtedness of any Person that becomes a Subsidiary after the Closing Date and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this Section 7.01(e); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the sum of the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of $50,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Indebtedness;

(f)Incremental Equivalent Debt and Refinancing Equivalent Debt;

(g)Indebtedness incurred after the Closing Date by the Borrower or any Subsidiary not exceeding an aggregate principal amount equal to the greater of $12,500,000 and 5.0% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Indebtedness at any time outstanding pursuant to Sale/Leaseback Transactions permitted under Section 7.12;

(h)Indebtedness of Foreign Subsidiaries; provided that the sum of the aggregate principal amount of Indebtedness permitted to be outstanding at any time by this clause (h) shall not exceed $75,000,000 (or the foreign currency equivalent thereof, if not denominated in Dollars);

(i)Indebtedness arising out of (i) Cash Management Obligations and (ii) Hedging Agreements not entered into for speculative purposes, in each case of the Borrower or any Subsidiary;

(j)Guarantees by the Borrower or any Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of equity of the Borrower by any such person in an aggregate principal amount outstanding at the time not to exceed $5,000,000;

(k)(i) Indebtedness of the Borrower or any Subsidiary incurred to finance an acquisition or merger, consolidation or amalgamation, provided that, after giving effect to the incurrence thereof on a Pro Forma Basis, (A) if such Indebtedness is (or is intended to be) secured by Liens on Collateral, (x) the Senior Secured Net Leverage Ratio is equal to or less than 3.00 to 1.00 and (y) any such Liens shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent, and (B) if such Indebtedness is unsecured, the Total Net Leverage Ratio is less than or equal to (i) during the Covenant Adjustment Period, 4.25:1.00 and (ii) thereafter, the then-applicable Required Ratio, in each case, on the last day of the applicable Reference Period, and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred under this Section 7.01(k);

(l)additional Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount outstanding at the time of incurrence not to exceed the greater of $62,500,000 and 25.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of incurrence of such Indebtedness);

(m)Indebtedness of the Borrower or any Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, stay bonds, appeal bonds, bankers acceptances, statutory obligations or bonds, health or social security benefits, unemployment or other insurance obligations, workers’ compensation claims, insurance obligations, bank guarantees, surety bonds, utility bonds, performance guarantees, completion guarantees or other similar bonds and obligations issued by or on behalf of the Borrower or a Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(n)Indebtedness arising from agreements of the Borrower or any Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with any Acquisition or Disposition permitted hereunder;

(o)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums owed to the provider of such insurance or an affiliate thereof in the ordinary course of business;

(q)Indebtedness incurred by the Borrower or any Subsidiaries from guaranties of letters of credit, surety bonds or performance bonds securing the performance by the Borrower or any such Subsidiaries pursuant to such agreements, in connection with the effectuation of an Investments permitted under Section 7.06;

(r)(i) additional unsecured Indebtedness of the Borrower or any Subsidiary (A) in an aggregate principal amount not to exceed $125,000,000 and (B) in an unlimited amount so long as such unsecured Indebtedness (I) has no scheduled principal payments or prepayments prior to, or (II) automatically converts, within 91 days of the incurrence thereof, to Indebtedness having no scheduled principal payments or prepayments prior to, in each case, the date that is 91 days after the Latest Maturity Date (as determined as of the date of incurrence of such Indebtedness); provided that, for all purposes of this clause (i), (x) no Event of Default shall have occurred and be continuing or will immediately result from the incurrence of such Indebtedness and (y) after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Borrower shall be in compliance with (A) during the Covenant Adjustment Period, a Total Net Leverage Ratio of less than or equal to 4.25:1.00 and (B) thereafter, (I) a Total Net Leverage Ratio of no greater than .50x less than the then-applicable Required Ratio and (II) the financial covenant~~s~~ set forth in Section 7.11(b), in each case on the last day of such period, and (ii) any Permitted Refinancing Indebtedness incurred pursuant to this Section 7.01(r); and

(s)for one Business Day following the Closing Date, Guaranties of the Parent Debt incurred by the Borrower and its Subsidiaries.

For purposes of determining compliance with this Section 7.01 or Section 7.06, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 7.01, (A) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of its incurrence.

In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.  “Increased Amount” of any Indebtedness shall mean any increase in  the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount, or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

SECTION 7.02 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)Liens created pursuant to the Loan Documents;

(b)Permitted Liens;

(c)any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and (other than Liens that secure obligations of less than $100,000 individually or $2,500,000 in the aggregate) set forth on Schedule 7.02; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries other than proceeds and products thereof and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals, modifications, restatements, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the Closing Date and any Permitted Refinancing Increase;

(k)options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(l)Liens solely on any cash money deposits made by the Borrower or any Subsidiary pursuant to merger agreements, stock or asset purchase agreements and Liens on assets to be disposed of pending a Disposition permitted hereunder of such assets pursuant to any asset purchase agreement or similar agreement;

(m)Liens securing Indebtedness incurred under Section 7.01(i); and

(n)Liens not otherwise permitted by this Section 7.02 so long as ~~neither~~ (i) neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (~~ii~~B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Lien, (ii) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 4.25 to 1.00 and (iii) such Liens are not incurred during the Covenant Adjustment Period.

For purposes of determining compliance with this Section 7.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described above but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described above, the Borrower may, in its sole discretion, classify such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.02 and at the time of classification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof).

SECTION 7.03 Mergers, Consolidations, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a)any Subsidiary may be merged or consolidated with or into the Borrower, so long as the Borrower is the surviving entity;

(b)any Subsidiary may be merged or consolidated with or into any other Subsidiary, so long as if any Subsidiary party to such transaction is a Loan Party, the surviving entity thereof is a Loan Party;

(c)the Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which (x) the Borrower or such Subsidiary is the surviving or continuing Person; or (y) only with respect to a Subsidiary, the Subsidiary is not the surviving Person but such merger or consolidation is permitted under Section 7.04; and

(d)any Subsidiary may be wound up, dissolved or liquidated if the Borrower determines in good faith such winding up, liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lenders and all assets (if any) of such Subsidiary are transferred to a Loan Party prior to such wind up, dissolution or liquidation.

SECTION 7.06 Investments and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase, except:

(a)Cash and Cash Equivalents;

(b)Investments (other than Investments permitted under clauses (a) and (c) of this Section) existing on the Closing Date and set forth on Schedule 7.06 and any Investment that replaces, refinances or refunds any Investment made pursuant to this Section 7.06(b); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date hereof or (y) as otherwise permitted hereunder;

(c)(i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Borrower or any Subsidiary in any Subsidiary that is not a Loan Party; provided that (x) any Investment made by any Subsidiary that is not a Loan Party in any Loan Party shall be unsecured and subordinated in right of payment to the Guaranteed Obligations pursuant to an intercompany note in form and substance acceptable to the Administrative Agent and (y) the aggregate amount of Investments by the Loan Parties in any Subsidiary that is not a Loan Party after the Closing Date, together with the aggregate principal amount of Indebtedness owing by any Loan Party to such subsidiaries incurred under Section 7.01(c)(ii) after the Closing Date and the aggregate amount of Investments made by the Loan Parties in subsidiaries that are not Loan Parties pursuant to Section 7.06(f), shall not exceed the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period (measured when such Investment is made);

(d)Indebtedness permitted by Section 7.01;

(e)purchases of inventory and other property to be sold or used in the ordinary course of business;

(f)Acquisitions after the Closing Date by the Borrower or any other Loan Party; provided that (i) if such Acquisition is an acquisition of Capital Stock of a Person, such Acquisition shall not be opposed by the board of directors (or similar governing body) of such Person, (ii) no Default or Event of Default shall have then occurred and be continuing or would result therefrom, (iii) after giving Pro Forma Effect to such Acquisition, the Borrower shall be in compliance with (x) during the Covenant Adjustment Period, a Total Net Leverage Ratio of less than or equal to 4.25:1.00 and (y) thereafter, (A) a Total Net Leverage Ratio of no greater than .50x less than the then-applicable Required Ratio and (B) the financial covenant~~s~~ set forth in Section 7.11(b), in each case on the last day of such period, (iv) the aggregate amount of Investments made by the Loan Parties in subsidiaries that are not Loan Parties (and will not become Loan Parties promptly following such Acquisition) pursuant to this clause (f) after the Closing Date, together with the aggregate principal amount of Indebtedness owing by a Loan Party to such subsidiaries incurred under Section 7.01(c)(ii) after the Closing Date and the aggregate amount of Investments by the Loan Parties in such subsidiaries made under Section 7.06(c)(ii) after the Closing Date, shall not exceed the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of the Acquisition), and (v) for Acquisitions in excess of $25,000,000, prior to the consummation of  any such Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer setting forth the calculations required to determine compliance with clause (iii) above  and certifying that the conditions set forth in this clause (f) with respect to such Acquisition have been satisfied (any Acquisition that satisfies the requirements of this clause (f), a “Permitted Acquisition”);

(g)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and Investments (including debt obligations) received by the Borrower and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or suppliers arising in the ordinary course of business;

(h)Investments under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities;

(i)bona fide loans and advances to employees and officers of the Borrower and its Subsidiaries for the purpose of paying payroll, travel and related expenses and other loans and advances incurred for proper business purposes of the Borrower or such Subsidiary;

(j)Investments received by the Borrower and its Subsidiaries in connection with any Disposition permitted by Section 7.04;

(k)Investments held by any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary and

(ii) such Investments shall not be increased after such time unless such increase is permitted by another clause of this Section;

(l)other Investments (including Acquisitions) after the Closing Date; provided that after giving effect to such Investment on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to (i) during the Covenant Adjustment Period, 4.25:1.00 and (ii) thereafter, .50x less than the then-applicable Required Ratio, in each case, as of the last day of the most recently ended Reference Period;

(m)Investments in an aggregate amount not to exceed the Available Amount; provided that at the time of any such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(n)Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period, in each case measured at the time such Investment is made;

(o)Investments received in compromise or resolution of litigation, arbitration or other disputes;

(p)endorsements for collection or deposit in the ordinary course of business;

(q)(i) Investments made pursuant to surety bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, performance bonds, bid bonds, substituting appeal bonds, related letters of credit and similar obligations are permitted under this Agreement and (ii) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations or to secure liabilities to insurance carriers under insurance arrangements, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases or for payment of rent, in each case entered into in the ordinary course of business; and

(r)in addition to Investments otherwise expressly permitted by this Section 7.06, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost on the date such Investment was made) not to exceed the greater of $62,500,000 and 25.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of such Investment), at any time outstanding during the term of this Agreement.

SECTION 7.07 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)the Borrower and each Subsidiary may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b)the Borrower may make the Closing Date Cash Transfer on the Closing Date;

(c)the purchase, redemption or other acquisition or retirement for value of equity interests of the Borrower held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members) of the Borrower or any of its Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the equity interests were issued; provided that the aggregate cash consideration paid therefor after the date hereof in any fiscal year does not exceed an aggregate amount of $3,000,000;

(d)cash payments in lieu of fractional shares or equity interests upon the repurchases of equity interests in connection with the withholding of a portion of the equity interests granted or awarded to a director or an employee of the Borrower to pay for the taxes payable by such director or employee upon such grant or award;

(e)~~so long as no Event of Default shall have occurred and is continuing or would  result therefrom,~~ other Restricted Payments made pursuant to this Section 7.07(e) in an amount not to exceed $25,000,000 in the aggregate~~;~~ so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 4.25 to 1.00 and (iii) such Restricted Payments are not made during the Covenant Adjustment Period;

(f)the payment of any dividend or distribution or the consummation of any  redemption within 60 days after the date of declaration thereof or giving of the redemption notice therefor if, at the date of declaration or giving of the redemption notice therefor, such payment or redemption would be permitted under this Section 7.07;

(g)the Borrower may make Restricted Payments after the Closing Date; provided that,

(i)at the time of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing ~~and~~, (ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 1.75 to 1.00 on the last day of such period and (iii) such Restricted Payments are not made during the Covenant Adjustment Period; and

(h)the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount, provided that (~~x~~i) at the time of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and  be continuing ~~and~~, (~~y~~ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in Section 7.11(a) and 7.11(b) recomputed as of the last day of such period~~;~~, (iii) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 4.25 to 1.00 recomputed as of the last day of such period and (iv) such Restricted Payments are not made during the Covenant Adjustment Period;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such  Subsidiary owned by such minority shareholder) and (y) repurchases of Capital Stock deemed to occur as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options or warrants.

SECTION 7.08 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from a Person that is not an Affiliate;

(b)transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate;

(c)any Investment permitted by Section 7.06;

(d)any Restricted Payment permitted by Section 7.07;

(e)transactions occurring in connection with the Spin-Off and the transactions contemplated in connection therewith occurring on the Closing Date, in each case as described in the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017;

(f)the payment of reasonable and customary (as determined in good faith by the Borrower) regular fees, compensation, indemnification and other benefits to current, former and future directors of the Borrower or a Subsidiary who are not employees of the Borrower or such Subsidiary, including reimbursement or advancement of reasonable and documentedout-of-pocket expenses and provisions of liability insurance;

incurrence of such Material Subordinated Debt) is extended pursuant to the terms hereof, payments of principal at scheduled maturity of such Material Subordinated Debt;

(ii)the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Material Subordinated Debt (i) with the net cash proceeds of, or in exchange for, any Permitted Refinancing Indebtedness, (ii) in exchange for, or out of the proceeds of, a substantially concurrent cash or non-cash contribution (within 60 days deemed as substantially concurrent) to the capital of the Borrower or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of equity interests of the Borrower or (iii) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such repayment, prepayment, redemption, repurchase, defeasance, acquisition or retirement; and

(iii)Restricted Debt Payments in an aggregate amount not to exceed the Available Amount, provided that (x) at the time of any such Restricted Debt Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) after giving effect to any such Restricted Debt Payment on a Pro Forma Basis, the Borrower is in compliance with (A) during the Covenant Adjustment Period, a Total Net Leverage Ratio of less than or equal to 4.25:1.00 and (B) thereafter, the financial covenants set forth in

Sections 7.11(a) and 7.11(b), in each case recomputed as of the last day of such period.

(b)The Borrower will not amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (taken as a whole) of any Material Subordinated Debt in any manner materially adverse to the interests of the Administrative Agent or the Lenders.

SECTION 7.11 Financial Covenants.

(a)Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio to exceed (i) ~~4.25 to 1.00, as of the end of each Reference Period ending on or after Closing Date but prior to May 31, 2019, (ii) 3.75 to 1.00, as of the end of each Reference Period ending on or after  May 31, 2019 but prior to December 31, 2019, (iii) 4.50 to 1.00, as of the end of each Reference Period ending on or after December 31, 2019 but prior to June 30, 2020, (iv) 4.25 to 1.00, as of the end of each Reference Period ending on or after June 30, 2020 but prior to March 31, 2021, (v) 4.00~~6.50 to 1.00, as   of the end of each Reference Period ending on or after March 31, 2021 but prior to December 31, 2021, (iv) 6.00 to 1.00, as of the Reference Period ending December 31, 2021 and (~~vi~~v) 3.755.50 to 1.00, as of the end of each Reference Period ending on or after ~~December~~ March 31, 20212022; provided, that if the Borrower delivers a Covenant Adjustment Termination Certificate, then it will not permit the Total Net Leverage Ratio to exceed the Pre-Adjustment Leverage Ratio as of the end of any Reference Period (such required level of Total Net Leverage Ratio from time to time, the “Required Ratio”). ~~Notwithstanding the foregoing, the then-applicable Required Ratio may be increased to accommodate a Material Permitted Acquisition at the election of the Borrower as designated in the Compliance Certificate or an earlier  notice or certificate delivered by the Borrower in connection with such Material Permitted Acquisition; provided, however, that (i) such increase shall not otherwise go into effect until the closing of such Material Permitted Acquisition; (ii) such increase shall only apply for a period of twelve months from  and after the closing of such Material Permitted Acquisition and immediately upon the expiration of such twelve month period, the required maximum Total Net Leverage Ratio shall revert to the applicable Required Ratio set forth above for the Reference Period in which such reversion occurs; (iii) in no event shall the maximum Total Net Leverage Ratio after giving effect to any such step-up exceed 4.75 to 1.00;~~

~~and (iv) the maximum amount that any Total Net Leverage Ratio covenant level may step-up during any Reference Period is 0.50 to 1.00.~~

(b)Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as at the to be less than (i) 2.75 to 1.00, as of the last day of the fiscal quarter ending on March 31, 2021 and (ii) 3.00 to 1.00, as of the last day of any fiscal quarter ~~of~~ the Borrower to be less than 3.00 to 1.00. ending on or after June 30, 2021; provided, that if the Borrower delivers a Covenant Adjustment Termination Certificate, then it will not permit the Consolidated Interest Coverage Ratio to exceed the Pre-Adjustment Interest Coverage Ratio as of the last day of any fiscal quarter.

(c)Minimum Liquidity Test. The Borrower will not permit Liquidity to be less than  $75,000,000 at any time during the Covenant Adjustment Period.

SECTION 7.12 Sale-Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (a “Sale/Leaseback Transaction”), except for Sale/Leaseback Transactions by the Borrower and its Subsidiaries with an aggregate sales price not exceeding the greater of (x) $12,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time such Sale/Leaseback Transaction has occurred).

SECTION 7.13 Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 7.14 Use of Proceeds and Letters of Credit. The Borrower will not use, and, to the knowledge of the Borrower, the respective directors, officers, employees and agents of the Borrower and its Subsidiaries and Unrestricted Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this

Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)any representation or warranty made or deemed made by the Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect when made or deemed made in any material respect;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.02(a), 6.03 (with respect to the existence of the Borrower), 6.09, 6.13, 6.14 or in Article VII (other than Section 7.11(c));

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied (x) in the case of a failure to perform the covenant contained in Section 7.11(c), for a period of three or more Business Days and (y) otherwise, for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)any event or condition occurs that results in any Material Indebtedness of the Borrower or any of its Subsidiaries becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than any Excluded Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Excluded Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Subsidiary (other than any Excluded Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, or (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Excluded relationship; and (e) the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party agrees that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the Transactions contemplated hereby.

SECTION 10.16Acknowledgement and Consent to Bail-In of ~~EEA~~ Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by ~~an EEA~~ the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~ Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~ the applicable Resolution Authority.

SECTION 10.17Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Subsidiary Guarantors, that at least one of the following is and will continue to be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions